Exhibit 99.1

FOR IMMEDIATE RELEASE
TUESDAY, NOVEMBER 13, 2007
Contact:
	Kevin Baehler	Mark Fleming
	VP / Interim CFO	Communications & Investor Relations
	920-882-5882	920-882-5646

W6316 Design Drive, Greenville, WI 54942
P.O. Box 1579, Appleton, WI 54912-1579

SCHOOL SPECIALTY REPORTS RECORD FISCAL 2008

YEAR-TO-DATE AND SECOND QUARTER RESULTS

•	Record year-to-date revenues of $779 million, up 4 percent; and record second quarter revenues of $393 million, up 6 percent

•	Record year-to-date diluted EPS from continuing operations, up 25 percent; and record second quarter diluted EPS from continuing operations, up 36 percent

•	Science curriculum revenue from state adoptions increased $43 million in the first six months

•	Fiscal 2008 revenue and earnings guidance increased

Greenville, WI, November 13, 2007—School Specialty (NASDAQ:SCHS), a leading education company providing supplemental learning products to the preK-12 market, today reported record fiscal 2008 year-to-date and second quarter financial results. Revenues for the first six months of fiscal 2008 were a record $779.4 million, an increase of 4.2 percent over the same period of fiscal 2007. Diluted earnings per share from continuing operations for the first six months of fiscal 2008 rose 25.2 percent to $3.63, compared with $2.90 for the same period of fiscal 2007.

“Our back-to-school season was one of record results. While our Essentials business did not meet expectations, we did have excellent performance from the employees in our Science group, and our Specialty Segment continues to post solid results,” said David Vander Zanden, Chief Executive Officer. “I am also very proud of all our associates for the continuing efforts to control selling, general and administrative (SG&A) costs throughout the entire Company. While our reported results for the second quarter were very strong, we believe the year-to-date results will provide more meaningful comparisons of performance than the results in the distinct quarters due to later school start dates this year that shifted revenue from our first quarter to the second quarter.”

The rate of decline in the mass merchant business improved in the second quarter. The Company anticipates additional improvement in the third quarter, and expects to show positive growth beginning in the fourth quarter. The Company announced earlier in the year that it was looking at strategic alternatives for the mass merchant business and expects to make a decision near the end of fiscal 2008.

School Specialty, Inc.

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“The Company’s Specialty segment reported a 12.6 percent increase in revenue for the first six months of fiscal 2008 as compared with the same period last year,” said Tom Slagle, President and Chief Operating Officer. “Our growth was led by School Specialty Science where we recorded strong sales of our science curriculum products, especially in California and major school districts such as New York City, Cincinnati and Florida’s Broward County. Revenue from state adoptions of our science curriculums was up approximately $43 million over the prior year. We are pleased to report that our science curriculums have recently been adopted in Georgia and Kentucky as well. Our associates continued their great efforts at driving efficiencies and reducing costs, as our SG&A expenses as a percent of revenue was down 70 basis points so far this year. We are also encouraged by results of our direct market initiatives where we’ve introduced sophisticated database marketing techniques to better target customers and prospects with a more focused product offering.”

“Our School Specialty Essentials segment, which provides school supplies and furniture, reported year-to-date revenue 6.0 percent below the prior year. The total decline of $21 million is split evenly between furniture and consumables. While we experienced some slow-down in the furniture business, our pipeline suggests that we can close this gap by year end. Our consumables revenues were negatively impacted by decreased reconstruction spending in Louisiana this year along with changes in other business initiatives within the segment that contributed to lower revenue,” said Slagle. “We continue to take aggressive steps in making the required changes in several areas of our business model that we believe will begin to drive growth in this important segment of our business.”

Second Quarter Financial Results

Revenues for the second quarter of fiscal 2008 rose 5.8 percent from $371.2 million to $392.9 million. Specialty segment revenue grew $33.5 million, or 16.5 percent, from $203.2 million in fiscal 2007’s second quarter to $236.7 million in the second quarter of fiscal 2008. The Specialty segment had incremental state adoption revenue related to science curriculums of approximately $29 million in the current quarter, which was offset to some extent by a decline in mass-merchant retail sales of nearly $2 million. Essentials segment revenue was $160.1 million in the second quarter of fiscal 2008 as compared to $172.1 million in fiscal 2007’s second quarter. This decrease was attributable primarily to a $7 million decline in school reconstruction projects in Louisiana, the elimination of an unproductive catalog, and not pursuing low-margin bid business. Consolidated gross margin improved by 90 basis points in the second quarter as compared to last year’s second quarter, from 41.7 percent to 42.6 percent. The increase in gross margin was attributable to a shift in revenue mix toward the Specialty segment, which has more proprietary products and generates higher gross margin than the Essentials segment.

Operating earnings for the quarter grew $10.9 million, or 19.1 percent, from $56.9 million to $67.8 million. As a percent of revenue, SG&A was 25.4 percent in the current quarter as compared to 26.4 percent in the second quarter of fiscal 2007. The improvement in SG&A was primarily due to continued supply chain efficiencies and other cost-reduction efforts. SG&A increased $1.8 million to $99.7 million, on a revenue increase of $21.7 million.

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Earnings from continuing operations increased $7.4 million in the second quarter of fiscal 2008 from $29.6 million in fiscal 2007 to $37.0 million. Diluted earnings per share from continuing operations increased 36.4 percent from $1.29 in fiscal 2007 to $1.76 in fiscal 2008. Approximately $0.15 of this increase is related to the decreased share count. The reduction in the share count is due to the cumulative impact of stock repurchases over the past two fiscal years offset by changes in stock option dilution and actual option exercises. Net income was $36.6 million in the second quarter of fiscal 2008, which included a net of tax loss from the discontinued School Specialty Media (SSM) business of $0.4 million, compared to $29.2 million in fiscal 2007, which also included a net of tax loss of $0.4 million for SSM. Diluted earnings per share in the second quarter of fiscal 2008 were $1.74 as compared to $1.28 in last year’s second quarter.

During fiscal 2008’s second quarter, the Company repurchased 809,196 shares of its outstanding common stock for a net purchase price of $28.9 million.

Six Months Financial Results

Revenues for the first six months of fiscal 2008 were a record $779.4 million, up $31.1 million or 4.2 percent from $748.3 million in the first six months of fiscal 2007. Specialty segment revenue grew 12.6 percent in the first six months of fiscal 2008 from $412.7 million to $464.9 million. The Specialty segment revenue growth in the first six months was primarily due to science curriculum sales involving state adoptions, which increased approximately $43 million over the prior year. The remaining Specialty segment units, excluding the mass-merchant retail business, had revenue growth in the first six months of over 5 percent. The Essentials segment revenue for the first six months of fiscal 2008 was down 6.0 percent from $346.9 million to $326.3 million. This decline was attributable to a reduction in school rebuilding activity in Louisiana, the elimination of an unproductive catalog, and the decision to not pursue low-margin bid business.

Gross margin improved by 60 basis points in the first six months from 43.1 percent to 43.7 percent. The increased gross margin was related to a shift in revenue mix toward the Specialty segment, which historically has higher gross margins than the Essentials segment. Revenue from the Specialty segment, net of intercompany eliminations, increased to approximately 58 percent of total revenue in the first six months of fiscal 2008 as compared to approximately 54 percent in the first six months of fiscal 2007. Gross margins within both segments were relatively constant in fiscal 2008 as compared to fiscal 2007.

SG&A expenses decreased from 26.3 percent of revenue in the first six months of fiscal 2007 to 25.6 percent of revenue in the first six months of fiscal 2008. SG&A expenses increased $3.2 million from $196.7 million in fiscal 2007 to $199.9 million this year. The increase in SG&A is attributable to the incremental variable selling and distribution expenses associated with the revenue growth. Offsetting this increase to some extent are efficiencies in the supply chain and other cost-reduction efforts. Operating income in the first six months was 18.1 percent of revenue as compared to 16.8 percent of revenue in the first six months of fiscal 2007. Earnings from continuing operations increased 15.1 percent from $67.4 million in the first six months of fiscal 2007 to $77.5 million in fiscal 2008.

Diluted earnings per share from continuing operations increased 25.2 percent from $2.90 in fiscal 2007 to $3.63 in fiscal 2008. Approximately $0.30 of this increase is related to the decreased share count. The reduction in the share count is due to the cumulative impact of stock repurchases over the past two fiscal years offset by changes in stock option dilution and actual option exercises.

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Diluted earnings per share, which includes the discontinued SSM business, increased to $3.60 per share in fiscal 2008 from $2.85 in fiscal 2007, a 26.3 percent increase. Net income was $76.9 million in the first six months of fiscal 2008, which includes a net of tax loss of $0.7 million from SSM, compared with the prior year’s $66.1 million, which includes a net of tax loss of $1.3 million from SSM.

During the first six months of fiscal 2008, the Company repurchased 1,254,681 shares of its common stock for an aggregate purchase price of $44.9 million. Since the beginning of fiscal 2007, the Company has repurchased 3,380,802 shares for a net purchase price of $121.4 million.

Outlook

“With the busy season behind us and the stronger-than-expected revenue from state adoptions of our science curriculums, we are increasing our full-year fiscal 2008 revenue guidance to a range of $1.08 billion to $1.10 billion and increasing our full-year fiscal 2008 diluted earnings per share from continuing operations guidance to a range of $2.15 to $2.25 per share,” said Dave Vander Zanden. “This updated guidance reflects expected increased SG&A expenditures in the second half of the year to support our business system conversion.” The prior guidance ranges were $1.06 billion to $1.09 billion for revenue, and $2.00 to $2.20 for diluted EPS from continuing operations. The Company is now expecting free cash flow in fiscal 2008 to be in the range of $70 million to $80 million. The previous guidance for free cash flow was $65 million to $75 million.

Conference Call

Investors have the opportunity to listen to School Specialty’s fiscal 2008 second quarter conference call live over the Internet through Vcall at www.vcall.com. The conference call begins today, November 13, at 10:00 a.m. Central Time. To listen, go to the Vcall website at least 15 minutes before the start of the call to register, download and install any necessary audio software. A replay will be available shortly after the call is completed and for the week that follows. A transcript will be available within two days of the call. The conference call will also be accessible through the Investor Information section of the School Specialty corporate web site at www.schoolspecialty.com.

About School Specialty, Inc.

School Specialty is a leading education company that provides innovative and proprietary products, programs and services to help educators engage and inspire students of all ages and abilities to learn. The company designs, develops, and provides preK-12 educators with the latest and very best curriculum, supplemental learning resources, and school supplies. Working in collaboration with educators, School Specialty reaches beyond the scope of textbooks to help teachers, guidance counselors and school administrators ensure that every student reaches his or her full potential.

For more information about School Specialty, visit www.schoolspecialty.com.

School Specialty, Inc.

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Cautionary Statement Concerning Forward-Looking Information

Any statements made in this press release about future results of operations, expectations, plans, prospects, including guidance set forth in this press release under the heading “Outlook” constitute forward-looking statements. Forward-looking statements also include those preceded or followed by the words “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “should,” “plans,” “targets” and/or similar expressions. These forward-looking statements are based on School Specialty’s current estimates and assumptions and, as such, involve uncertainty and risk. Forward-looking statements are not guarantees of future performance, and actual results may differ materially from those contemplated by the forward-looking statements because of a number of factors, including the factors described in Item 1A of School Specialty’s Annual Report on Form 10-K for the fiscal year ended April 28, 2007, which factors are incorporated herein by reference. Except to the extent required under the federal securities laws, School Specialty does not intend to update or revise the forward-looking statements.

-Financial Tables Follow-

SCHOOL SPECIALTY, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, Except Per Share Amounts)

Unaudited

	Three Months Ended		Six Months Ended
	October 27, 2007	October 28, 2006	October 27, 2007	October 28, 2006
Revenues	$392,919	$371,225	$779,432	$748,296
Cost of revenues	225,378	216,404	438,523	425,564

Gross profit	167,541	154,821	340,909	322,732
Selling, general and administrative expenses	99,711	97,890	199,856	196,729

Operating income	67,830	56,931	141,053	126,003

Other (income) expense:
Interest expense	4,955	5,634	10,287	11,776
Interest income	(6)	(23)	(14)	(58)
Other	2,507	2,508	3,716	3,560

Income before provision for income taxes	60,374	48,812	127,064	110,725
Provision for income taxes	23,418	19,168	49,528	43,336

Earnings from continuing operations	36,956	29,644	77,536	67,389
Earnings (loss) from operations of discontinued School Specialty Media business unit, net of income taxes	(402)	(442)	(661)	(1,320)

Net income	$36,554	$29,202	$76,875	$66,069

Weighted average shares outstanding:
Basic	20,434	22,212	20,784	22,548
Diluted	20,966	22,898	21,366	23,213

Basic earnings per share of common stock:
Earnings from continuing operations	$1.81	$1.33	$3.73	$2.99
Earnings (loss) from discontinued operations	(0.02)	(0.02)	(0.03)	(0.06)

Total	$1.79	$1.31	$3.70	$2.93

Diluted earnings per share of common stock:
Earnings from continuing operations	$1.76	$1.29	$3.63	$2.90
Earnings (loss) from discontinued operations	(0.02)	(0.01)	(0.03)	(0.05)

Total	$1.74	$1.28	$3.60	$2.85

SCHOOL SPECIALTY, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS

(In Thousands)

	October 27, 2007	April 28, 2007	October 28, 2006
	(Unaudited)		(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$4,611	$2,386	$9,077
Accounts receivable	198,826	65,900	168,063
Inventories	142,134	177,319	123,281
Deferred catalog costs	12,668	14,848	12,636
Prepaid expenses and other current assets	17,454	18,398	19,146
Deferred taxes	10,344	10,201	6,260

Total current assets	386,037	289,052	338,463
Property, plant and equipment, net	76,532	77,345	79,381
Goodwill	544,245	534,488	549,094
Intangible assets, net	179,631	183,660	198,772
Other	25,013	26,334	27,977

Total assets	$1,211,458	$1,110,879	$1,193,687

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current maturities—long-term debt	$133,609	$133,590	$133,571
Accounts payable	51,704	77,794	55,427
Accrued compensation	19,677	14,709	16,732
Deferred revenue	6,965	5,464	4,937
Accrued income taxes	32,580	—	26,159
Other accrued liabilities	33,517	23,392	24,175

Total current liabilities	278,052	254,949	261,001
Long-term debt—less current maturities	311,528	293,139	288,937
Deferred taxes and other	56,753	50,246	52,134

Total liabilities	646,333	598,334	602,072

Commitments and contingencies
Shareholders' equity:
Preferred stock, $0.001 par value per share, 1,000,000 shares authorized; none outstanding	—	—	—
Common stock, $0.001 par value per share, 150,000,000 authorized and 23,589,151; 23,310,461 and 23,069,001 shares issued, respectively	24	23	23
Capital paid-in excess of par value	376,431	367,068	358,133
Treasury stock, at cost—3,380,802; 2,126,121 and 1,068,121 shares, respectively	(121,419)	(76,508)	(36,526)
Accumulated other comprehensive income	29,515	17,763	17,763
Retained earnings	280,574	204,199	252,222

Total shareholders' equity	565,125	512,545	591,615

Total liabilities and shareholders' equity	$1,211,458	$1,110,879	$1,193,687

SCHOOL SPECIALTY, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

Unaudited

	Six Months Ended
	October 27, 2007	October 28, 2006
Cash flows from operating activities:
Net income	$76,875	$66,069
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and intangible asset amortization expense	12,480	12,860
Amortization of development costs	5,748	3,695
Amortization of debt fees and other	1,016	495
Share-based compensation expense	2,844	2,355
Deferred taxes	5,659	4,199
(Gain) loss on disposal of property, equipment and other	(8)	274
Changes in current assets and liabilities (net of assets acquired and liabilities assumed in business combinations):
Accounts receivable	(131,668)	(107,518)
Inventories	35,382	33,578
Deferred catalog costs	2,180	8,503
Prepaid expenses and other current assets	959	8,547
Accounts payable	(25,788)	(19,412)
Accrued liabilities	50,446	36,781

Net cash provided by operating activities	36,125	50,426

Cash flows from investing activities:
Additions to property, plant and equipment	(7,530)	(11,123)
Investment in intangible and other assets	—	(102)
Investment in product development costs	(5,443)	(4,739)
Proceeds from disposal of property, plant and equipment	33	932

Net cash used in investing activities	(12,940)	(15,032)

Cash flows from financing activities:
Proceeds from bank borrowings	405,700	679,400
Repayment of debt and capital leases	(387,292)	(674,099)
Purchase of treasury stock	(44,911)	(36,526)
Proceeds from exercise of stock options	4,840	2,525
Excess income tax benefit from exercise of stock options	703	—
Payment of debt fees and other	—	(20)

Net cash used in financing activities	(20,960)	(28,720)

Net increase in cash and cash equivalents	2,225	6,674
Cash and cash equivalents, beginning of period	2,386	2,403

Cash and cash equivalents, end of period	$4,611	$9,077

Free cash flow reconciliation:
Net cash used in operating activities	$36,125	$50,426
Additions to property and equipment	(7,530)	(11,123)
Investment in development costs	(5,443)	(4,739)
Proceeds from disposal of property and equipment	33	932

Free cash flow	$23,185	$35,496

School Specialty, Inc.

Segment Analysis—Revenues and Gross Profit/Margin Analysis

2nd Quarter, Fiscal 2008

(In thousands)

Unaudited

Segment Revenues and Gross Profit/Margin Analysis-QTD
					% of Revenues
	2Q08-QTD	2Q07-QTD	Change $	Change %	2Q08-QTD	2Q07-QTD
Revenues
Specialty	$236,743	$203,211	$33,532	16.5%	60.3%	54.7%
Essentials	160,129	172,072	(11,943)	-6.9%	40.8%	46.4%
Corporate and Interco Elims	(3,953)	(4,058)	105		-1.1%	-1.1%

Total Revenues	$392,919	$371,225	$21,694	5.8%	100.0%	100.0%

					% of Gross Profit
	2Q08-QTD	2Q07-QTD	Change $	Change %	2Q08-QTD	2Q07-QTD
Gross Profit
Specialty	$118,916	$101,497	$17,419	17.2%	71.0%	65.6%
Essentials	48,820	53,113	(4,293)	-8.1%	29.1%	34.3%
Corporate and Interco Elims	(195)	211	(406)		-0.1%	0.1%

Total Gross Profit	$167,541	$154,821	$12,720	8.2%	100.0%	100.0%

Segment Gross Margin Summary-QTD
Gross Margin	2Q08-QTD	2Q07-QTD
Specialty	50.2%	49.9%
Essentials	30.5%	30.9%
Total Gross Margin	42.6%	41.7%

Segment Revenues and Gross Profit/Margin Analysis-YTD
					% of Revenue
	2Q08-YTD	2Q07-YTD	Change $	Change %	2Q08-YTD	2Q07-YTD
Revenues
Specialty	$464,882	$412,679	$52,203	12.6%	59.6%	55.1%
Essentials	326,260	346,923	(20,663)	-6.0%	41.9%	46.4%
Corporate and Interco Elims	(11,710)	(11,306)	(404)		-1.5%	-1.5%

Total Revenues	$779,432	$748,296	$31,136	4.2%	100.0%	100.0%

					% of Gross Profit
	2Q08-YTD	2Q07-YTD	Change $	Change %	2Q08-YTD	2Q07-YTD
Gross Profit
Specialty	$237,577	$211,079	$26,498	12.6%	69.7%	65.4%
Essentials	104,768	112,041	(7,273)	-6.5%	30.7%	34.7%
Corporate and Interco Elims	(1,436)	(388)	(1,048)		-0.4%	-0.1%

Total Gross Profit	$340,909	$322,732	$18,177	5.6%	100.0%	100.0%

Segment Gross Margin Summary-YTD
Gross Margin	2Q08-YTD	2Q07-YTD
Specialty	51.1%	51.1%
Essentials	32.1%	32.3%
Total Gross Margin	43.7%	43.1%